Filed Pursuant to Rule 424(b)(3)

Registration No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Exchange Traded Access Securities (E-TRACS)	$100,000,000	(1)(2)

(1)	$7,130.00 registration fee was previously paid on January 27, 2010.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Amendment No. 1 dated January 11, 2012* to PROSPECTUS SUPPLEMENT dated January 28, 2010 (To Prospectus dated January 11, 2012)

UBS AG Exchange Traded Access Securities (E-TRACS)

Linked to the S&P 500 Gold Hedged Index due January 30, 2040

UBS AG $100,000,000 E-TRACS

The UBS AG Exchange Traded Access Securities (E-TRACS) linked to the S&P 500 Gold Hedged Index (the “Securities”) are senior unsecured debt securities issued by UBS that provide exposure to potential price appreciation in the S&P 500 Gold Hedged Index (the “Index”), subject to a fee amount of 0.85% per annum (the “Fee Amount”). Investing in the Securities involves significant risks. You may lose some or all of your principal if the Index level (calculated as described herein) declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount. The Securities do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption or termination based on the performance of the Index less the Fee Amount as described herein. Payment at maturity or upon early redemption or termination is subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or early redemption or termination. The principal terms of the Securities are as follows:

Issuer:	UBS AG (Jersey Branch)

Initial Trade Date:	January 27, 2010

Initial Settlement Date:	January 29, 2010

Term:	30 years, subject to your right to require UBS to redeem your Securities on any Redemption Date, the UBS Call Right or an Early Termination Event, each as described below.

Maturity Date:	January 30, 2040

No Interest Payments:	We will not pay you interest during the term of the Securities.

Principal Amount:	$25.00 per Security

Underlying Index:	The return on the Securities is linked to the performance of the Standard & Poor’s S&P 500 Gold Hedged Index. The Index seeks to simulate the combined returns of an investment of equal U.S. dollar amounts in the S&P 500® Total Return Index (the “S&P 500 Total Return Index”) and long positions in near-term exchange-traded COMEX gold futures contracts. COMEX gold futures contracts are listed, bilateral agreements providing for the purchase and sale of a specified type and quantity of gold during a stated delivery month for a fixed price. On a monthly basis, the Index rebalances and equalizes its notional allocation to the S&P 500 Total Return Index and to the COMEX gold futures contracts. The COMEX gold futures contracts are rolled forward periodically. Because the Index represents an investment in both the S&P 500 Total Return Index and COMEX gold futures contracts, it provides exposure to U.S. large-cap equities, as represented by the S&P 500 Total Return Index, and may provide a hedge against periodic declines in the value of the U.S. dollar, as expressed in the corresponding increases in the price of gold. The Index is a proprietary index that Standard & Poor’s calculates. For a detailed description of the Index, see “S&P 500 Gold Hedged Index” beginning on page S-23.

Early Redemption:	You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day commencing on January 29, 2010 through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described under “Specific Terms of the Securities — Early Redemption — Redemption Procedures” beginning on page S-40 in order to redeem your Securities.

Redemption Procedures:	To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a redemption notice to UBS by email no later than 12:00 noon (New York City time) on the Trading Day on which you elect to exercise your redemption right and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective.

See “Risk Factors” beginning on page S-12 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Call Right:	On any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) on or after January 31, 2011 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call Settlement Date.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated January 11, 2012

Early Termination Event:	If the closing indicative value (as defined in “Valuation of the Securities”) is at or below $5.00 per Security on or after January 31, 2011 (an “Early Termination Event”), then UBS will redeem all, but not less than all, of the Securities for an amount in cash per Security equal to the Redemption Amount at the close of business on the Trading Day following the day of the Early Termination Event (the “Early Termination Amount”). The Early Termination Amount will be paid to Security holders on the fourth business day after the day of the Early Termination Event (the “Early Termination Settlement Date”).

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, (iii) with respect to an Early Termination Event, the Trading Day following the day of the Early Termination Event and (iv) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on January 25, 2040. Any of the applicable Valuation Dates and the Final Valuation Date are subject to postponement in the event of a market disruption event, as described in “Specific Terms of the Securities — Market Disruption Event” on page S-42.

Redemption Dates:	The applicable Redemption Date means the fifth Trading Day following the applicable Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the applicable Redemption Date will be the next following Trading Day that is also a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date.

Trading Day:	Trading Day means a day on which (i) the value of the Index is published by Bloomberg or Reuters Group PLC (“Reuters”), (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the calculation agent in its sole discretion.

Payment at Maturity/ Redemption Amount:	On the Maturity Date, the Redemption Date, the Call Settlement Date or the Early Termination Event Settlement Date, as the case may be, you will receive a cash payment per Security in an amount equal to:

($25.00 × Index Performance Ratio) — Fee Amount

For purposes of calculating the Redemption Amount at maturity, or upon early redemption or an Early Termination Event, the Index Performance Ratio will be determined as of the corresponding Valuation Date or the Final Valuation Date, as the case may be.

Index Ending Level

Index Starting Level

Index Starting Level:	2745.93, the closing level of the Index on the Initial Trade Date.

Index Ending Level:	The closing level of the Index on the applicable Valuation Date.

Fee Amount:	The Securities are subject to a Fee Amount per Security equal to 0.85% per annum, which accrues on a daily basis, with the Fee Amount equal to zero on the Initial Trade Date and then increasing, on each subsequent calendar day, by an amount equal to: (0.85%/365) ×$25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

You may lose some or all of your principal if the Index level declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

Listing:	The Securities are listed on NYSE Arca under the symbol “SPGH.” If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

CUSIP Number:	902641661

ISIN Number:	US9026416613

Calculation Agent:	UBS Securities LLC

We sold a portion of the Securities on the Initial Trade Date for a price equal to 101% of their stated Principal Amount. Dealers purchasing as principal received a commission of 1% of the stated Principal Amount of the Securities and we received net proceeds of 100% of the stated Principal Amount of the Securities. In connection with that sale, our affiliate UBS Securities LLC paid an amount equal to 0.50% of the stated Principal Amount of Securities sold on the Initial Trade Date to UBS Financial Services Inc. for services in connection with the initial distribution.

Alternatively, following the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Fee Amount. Please see “Supplemental Plan of Distribution” on page S-55 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*	This Amendment No. 1 to the prospectus supplement dated January 27, 2010 (as amended, the “prospectus supplement”) is being filed for the purposes of updating (i) “S&P 500 Gold Hedged Index” and (ii) “Material U.S. Federal Income Tax Considerations”. Otherwise, all terms of the Securities remain as stated in the prospectus supplement. We filed a new base prospectus on January 11, 2012, which replaced the base prospectus dated January 13, 2009.

The UBS AG Exchange Traded Access Securities (E-TRACS) being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of UBS AG E-TRACS exchange-traded notes. We are offering and may continue to offer from time to time E-TRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of E-TRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated January  11, 2012 at:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement
Prospectus Supplement Summary	S-1
Hypothetical Examples	S-7
Risk Factors	S-12
S&P 500 Gold Hedged Index	S-23
Valuation of the Securities	S-37
Specific Terms of the Securities	S-39
Use of Proceeds and Hedging	S-48
Material U.S. Federal Income Tax Consequences	S-49
Benefit Plan Investor Considerations	S-53
Supplemental Plan of Distribution	S-55
Conflicts of Interest	S-55
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the performance of the S&P 500 Gold Hedged Index. The Index seeks to simulate the combined returns of an investment of equal U.S. dollar amounts in the S&P 500 Total Return Index and long positions in near-term exchange traded COMEX gold futures contracts. COMEX gold futures contracts are listed, bilateral agreements providing for the purchase and sale of a specified type and quantity of gold during a stated delivery month for a fixed price. On a monthly basis, the Index rebalances and equalizes its notional allocation to the S&P 500 Total Return Index and to the COMEX gold futures contracts. The COMEX gold futures contracts are rolled forward periodically. Because the Index represents an investment in both the S&P 500 Total Return Index and COMEX gold futures contracts, it provides exposure to U.S. large-cap equities, as represented by the S&P 500 Total Return Index, and may provide a hedge against periodic declines in the value of the U.S. dollar, as expressed in the corresponding increases in the price of gold. The Index is a proprietary index that Standard & Poor’s calculates. For a detailed description of the Index, see “The S&P 500 Gold Hedged Index” beginning on page S-23.

We refer to the stocks included in the S&P 500 Total Return Index component of the Index as the “Index constituent stocks”. We refer to the Index constituent stocks and the exchange-traded gold futures contracts together as the “Index constituents”. We refer to Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., as “Standard & Poor’s”, “S&P” or the “Index Sponsor”.

We will not pay you interest during the term of the Securities.

At maturity or upon early redemption or termination, you will receive a cash payment per $25.00 Principal Amount of your Securities equal to the Redemption Amount, which will be calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and based on the Index Performance Ratio.

The Redemption Amount will equal:

($25.00 × Index Performance Ratio) — Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption or termination, the Index Performance Ratio will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

The “Fee Amount” is equal to 0.85% per annum, which accrues on a daily basis, with the Fee Amount equal to zero on the Initial Trade Date and then increasing, on each subsequent calendar day, by an amount equal to: (0.85%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

The Index Performance Ratio will be calculated as follows:

Index Ending Level
Index Starting Level

where the “Index Starting Level” is 2745.93, the closing level of the Index on the Initial Trade Date, and the “Index Ending Level” will equal the closing level of the Index on the applicable Valuation Date.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon early redemption or termination.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines from the Initial Trade Date relative to the Final Valuation Date or the applicable Valuation Date, as the case may be, or if the Index does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

For a further description of how your payment at maturity or upon early redemption or termination will be calculated, see “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption or Termination” beginning on page S-39.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day commencing on January 29, 2010 through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. The applicable “Redemption Date” means the fifth Trading Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Early Redemption — Redemption Features” beginning on page S-40. Except as otherwise expressly provided herein or unless the context requires otherwise, when we refer to “early redemption” in other sections of this prospectus supplement, we are referring to both your right to elect to require UBS to redeem your Securities, as well as UBS’ Call Right.

Redemption Procedures

To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a redemption notice to UBS by email no later than 12:00 noon (New York City time) on the Trading Day on which you elect to exercise your redemption right and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective.

UBS’s Call Right

On any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) on or after January 31, 2011 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call Settlement Date. In the event UBS exercises its Call Right, the applicable “Valuation Date” means the third Trading Day prior to the Call Settlement Date. See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

Early Termination Event

If the closing indicative value (as defined in “Valuation of the Securities”) is at or below $5.00 per Security on or after January 31, 2011 (an “Early Termination Event”), UBS will redeem all, but not less than all, of the Securities for an amount in cash per Security equal to the Redemption Amount at the close of business on the Trading Day following the day of the Early Termination Event (the “Early Termination Amount”). The Early Termination Amount will be paid to Security holders on the fourth business day after the day of the Early Termination Event (the “Early Termination Settlement Date”). The Valuation Date for an Early Termination Event is the Trading Day following the day of the Early Termination Event. Unless the context requires otherwise, when we refer to “termination”, we mean the redemption of your Securities by UBS following an Early Termination Event.

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-12.

➢

You may lose some or all of your principal — The Securities are fully exposed to any decline in the level of the Index. You will lose some or all of your principal if the Index Ending Level is below the Index Starting Level or if the Index Ending Level is not sufficiently above the Index Starting Level to offset the cumulative effect of the Fee Amount applicable to your Securities. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Ending Level is therefore unpredictable. Gold prices may change unpredictably, affecting the prices of the exchange-traded futures contracts comprising a portion of the Index and, consequently, the value of the Securities.

➢

Market risk — The return on the Securities, which may be positive or negative, is directly linked to the performance of the Index, which is based on the return on the S&P 500 Total Return Index and exchange-traded gold futures contracts, and which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.

➢

Potential Negative Index Performance Ratio — The Index level reflects the combined return of the Index constituents. If each Index constituent has a sufficiently negative return, then the combined return could cause the indicative value to be at or below $5.00 per Security, in which case an Early Termination Event would occur and UBS would redeem your Securities at a significant loss to you. Because the Early Termination Amount is calculated at the close of business on the Trading Day following the day of the Early Termination Event, the Early Termination Amount may be more or less than $5.00 per Security and may be zero (a total loss of your investment). The Early Termination Amount will not be less than zero. If the Index Performance Ratio is zero at the close of business on the Trading Day following the day of an Early Termination Event, you will lose all of your principal.

➢

Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity or upon early redemption or termination, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

➢

Potential over-concentration in a particular commodity — There is only one commodity-gold¬underlying the futures contracts included in the Index. An investment in the Securities will increase your portfolio’s exposure to fluctuations in the gold markets.

➢

A trading market for the Securities may not develop — Although the Securities are listed on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion.

➢	No interest payments from the Securities — You will not receive any interest payments on the Securities.

➢

Minimum Redemption Amount — You must elect to redeem at least 50,000 Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement.

➢

Your Redemption Election is Irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢

UBS’s Call Right — UBS may elect to redeem all outstanding Securities at any time after January 31, 2011 as described under “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-41. If UBS exercises its Call Right, the Redemption Amount may be less than the principal amount of your Securities.

➢

Redemption Upon Early Termination Event — The Securities will be redeemed early if the indicative value is at or below $5.00 per Security at any time after January 31, 2011. In that event, you will receive an Early Termination Amount that will be significantly less than the principal amount of your Securities, may be below $5.00 per Security and may be zero (a total loss of your principal).

The Securities may be a suitable investment for you if:

➢

You seek an investment with a return linked to the performance of the Index, which will provide approximately equal notional exposure to a diversified, U.S. large capitalization equity index (the S&P 500 Total Return Index) and a single commodity, gold.

➢	You believe the level of the Index will increase during the term of the Securities by an amount sufficient to offset the cumulative effect of the Fee Amount.

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You are willing to hold securities that are subject to the UBS Call Right and redemption upon an Early Termination Event, in each case on or after January 31, 2011.

➢

You are willing to forgo dividends paid on the Index constituent stocks (however, because the Securities are linked to a total return index, dividends paid on one or more Index constituent stocks are generally treated as being reinvested in the total return index).

➢	You are willing to accept the risk of fluctuations in commodities prices, in general, and the risks inherent in a concentrated investment in exchange-traded gold futures contracts, in particular.

➢	You believe that holding long positions in near-term exchange-traded gold futures contracts will provide an effective hedge against potential declines in the U.S. dollar.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You do not seek current income from your investment.

➢	You are not seeking an investment for which there will be an active secondary market.

The Securities may not be a suitable investment for you if:

➢

You believe that the level of the Index will decline during the term of the Securities or the level of the Index will not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You are not willing to hold securities that are subject to the UBS Call Right and redemption upon an Early Termination Event, in each case on or after January 31, 2011.

➢

You prefer to receive dividends paid on the Index constituent stocks (however, because the Securities are linked to a total return index, dividends paid on one or more Index constituent stocks are generally treated as being reinvested in the total return index).

➢

You are not willing to be exposed to the risk of fluctuations in commodities prices, in general, and the risks inherent in a concentrated investment in exchange-traded gold futures contracts, in particular.

➢	You do not believe that holding long positions in near-term exchange-traded gold futures contracts will provide an effective hedge against potential declines in the U.S. dollar.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek current income from your investment.

➢	You seek an investment for which there will be an active secondary market.

Who calculates and publishes the Index?

The Index level is calculated and disseminated by Standard & Poor’s approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval) from 4:00 a.m. to 4:15 p.m., New York City time, and a daily Index level is published at approximately 4:00 p.m., New York City time, on each Trading Day. Index information, including the Index level, is available from Bloomberg under the symbol “SPGL5UT” and from Reuters on page “SPGL5UT”. Index levels can also be obtained from the official website of Standard & Poor’s. The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the Final Valuation Date or applicable Valuation Date, as the case may be.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” on page S-49.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences” on page S-49.

The Internal Revenue Service (“IRS”) released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, we intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-49 unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc., (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances if held to maturity. They are purely hypothetical and are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results and are intended solely to demonstrate the effect that daily fluctuations of the hypothetical Index levels over the term of the Securities could have on the Fee Amount as of the applicable Valuation Date (including the Final Valuation Date), and thus on the Redemption Amount payable on your Securities on any Redemption Date or at maturity, assuming other variables remain unchanged.

The information in the tables below is based on hypothetical rates of return on the Securities assuming that they are purchased when initially issued and held to the Maturity Date or the applicable Redemption Date, as the case may be. If you sell your Securities in the secondary market prior to the Maturity Date, your return will depend on the market value of your Securities at the time of sale, which may be affected by a number of other factors not reflected in the tables below, including interest rates and Index volatility. See “Risk Factors” on page S-12 for further information.

The hypothetical examples below do not take into account the effects of any applicable taxes. As a result of the U.S. tax treatment applicable to your Securities, tax liabilities could affect the after-tax rate of return on your Securities to a comparatively greater extent than the after-tax return on the commodities underlying the exchange-traded futures contracts that make up the Index.

The following examples highlight the impact of the Fee Amount, and therefore the variable amounts, if any, payable on your Securities on the Maturity Date or any Redemption Date, Call Settlement Date or Early Termination Settlement Date, as the case may be, based on the variations in Index level on each day during the term of the Securities. Because the Fee Amount will be calculated and accumulated based on a daily Index level, the amount added to the Fee Amount on a given day will depend on the daily fluctuations of the Index level from, but excluding, the Initial Trade Date to such date. For convenience of presentation, however, we have assumed that the Index level on each day within a given year is the same as the level at the year end and, therefore, daily amounts accruing on the Fee Amount on each day within a given year will be the same as the amount accruing to such Fee Amount at year end.

Since the Fee Amount reduces the amount payable at maturity or upon early redemption or termination, the value of the Index must increase by the Fee Amount in order for you to receive at least the Principal Amount of your investment at maturity or upon early redemption or termination. If the value of the Index decreases or does not increase by the amount of the Fee Amount, you will receive less than the Principal Amount of your investment at maturity or upon early redemption or termination.

The hypothetical examples below are based on the following assumptions:

Assumptions

Offering Amount:	$25.25
Principal Amount:	$25.00
Fee Amount:	0.85% per annum, which accrues daily
Index Starting Level:	2600.00 (the actual Index Starting Level is 2745.93)
Term:	30 years with daily redemption rights
No market disruption event occurs
Investor holds the Securities to maturity, redeems the Securities prior to maturity, UBS exercises its Call Right prior to maturity or UBS redeems the Securities upon an Early Termination Event

At maturity or upon early redemption or termination (based on the Valuation Date preceding the applicable Redemption Date, Call Settlement Date or Early Termination Settlement Date, as the case may

Hypothetical Examples

be), investors receive a payment per Security equal to the Principal Amount multiplied by the Index Performance Ratio, less the Fee Amount. The figures in these examples have been rounded for ease of analysis. The figures for year 30 are as of the Final Valuation Date.

Example 1 and Example 2 illustrate how your Securities would perform in two hypothetical circumstances where the hypothetical Index level has increased by approximately 485.98% at maturity from the Index Starting Level on an absolute basis (6.07% on an annualized basis), but in each example the fluctuations of the hypothetical Index level have taken a different course before arriving at the same Index Ending Level, which affect the Fee Amount in each case.

Example 1 — The Index closes at 15235.38 on the Final Valuation Date, a 485.98% increase from the Index Starting Level of 2600.00.

Year	Index Level	Index Performance	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	2600.00	1.0000	$0.00	$0.00	$25.00
1	2767.57	1.0644	$0.23	$0.23	$26.39
2	2580.49	0.9925	$0.21	$0.44	$24.38
3	3022.34	1.1624	$0.25	$0.68	$28.38
4	3318.76	1.2764	$0.27	$0.96	$30.96
5	3428.84	1.3188	$0.28	$1.24	$31.73
6	3525.98	1.3561	$0.29	$1.52	$32.38
7	4037.08	1.5527	$0.33	$1.85	$36.96
8	3208.92	1.2342	$0.26	$2.12	$28.74
9	2504.19	0.9632	$0.20	$2.32	$21.76
10	3156.60	1.2141	$0.26	$2.58	$27.77
11	3219.92	1.2384	$0.26	$2.84	$28.12
12	3833.95	1.4746	$0.31	$3.16	$33.71
13	4591.04	1.7658	$0.38	$3.53	$40.61
14	3813.82	1.4669	$0.31	$3.84	$32.83
15	4867.21	1.8720	$0.40	$4.24	$42.56
16	5472.86	2.1049	$0.45	$4.69	$47.94
17	5868.60	2.2572	$0.48	$5.17	$51.26
18	6472.38	2.4894	$0.53	$5.70	$56.54
19	5170.57	1.9887	$0.42	$6.12	$43.60
20	5995.51	2.3060	$0.49	$6.61	$51.04
21	7005.27	2.6943	$0.57	$7.18	$60.18
22	7787.50	2.9952	$0.64	$7.82	$67.06
23	7751.35	2.9813	$0.63	$8.45	$66.08
24	8663.90	3.3323	$0.71	$9.16	$74.15
25	10941.26	4.2082	$0.89	$10.05	$95.15
26	13167.61	5.0645	$1.08	$11.13	$115.48
27	13389.12	5.1497	$1.09	$12.22	$116.52
28	15878.09	6.1070	$1.30	$13.52	$139.15
29	16589.69	6.3806	$1.36	$14.88	$144.64
30	15235.38	5.8598	$1.25	$16.12	$130.37

Annualized Index Performance:		6.07%	Total Fee Amount:		$16.12
Annualized Return on the Security:		5.62%	Total Return on the Security (after the Fee Amount):		416.32%

Your total cash payout at maturity would be $130.37, which includes:

Principal Amount × Index Performance Ratio:	$146.49
Minus the Fee Amount:	-16.12

Redemption Amount at maturity:	$130.37

Hypothetical Examples

Example 2 — The Index closes at 15235.38 on the Final Valuation Date, a 485.98% increase from the Index Starting Level of 2600.00.

Year	Index Level	Index Performance	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	2600.00	1.0000	$0.00	$0.00	$25.00
1	3213.86	1.2361	$0.26	$0.26	$30.64
2	3452.67	1.3279	$0.28	$0.54	$32.65
3	4231.33	1.6274	$0.35	$0.89	$39.80
4	3374.75	1.2980	$0.28	$1.17	$31.28
5	3843.10	1.4781	$0.31	$1.48	$35.47
6	4673.86	1.7976	$0.38	$1.86	$43.08
7	4137.43	1.5913	$0.34	$2.20	$37.58
8	5176.71	1.9910	$0.42	$2.62	$47.15
9	4907.59	1.8875	$0.40	$3.02	$44.16
10	5846.52	2.2487	$0.48	$3.50	$52.71
11	5013.33	1.9282	$0.41	$3.91	$44.29
12	4570.84	1.7580	$0.37	$4.29	$39.66
13	5326.66	2.0487	$0.44	$4.72	$46.50
14	5603.72	2.1553	$0.46	$5.18	$48.70
15	6342.41	2.4394	$0.52	$5.70	$55.29
16	7605.91	2.9253	$0.62	$6.32	$66.81
17	9458.58	3.6379	$0.77	$7.09	$83.86
18	10196.57	3.9218	$0.83	$7.93	$90.12
19	11823.06	4.5473	$0.97	$8.89	$104.79
20	9771.69	3.7583	$0.80	$9.69	$84.27
21	12103.01	4.6550	$0.99	$10.68	$105.70
22	14022.38	5.3932	$1.15	$11.83	$123.00
23	16074.54	6.1825	$1.31	$13.14	$141.42
24	18254.04	7.0208	$1.49	$14.63	$160.89
25	16552.45	6.3663	$1.35	$15.98	$143.17
26	14991.09	5.7658	$1.23	$17.21	$126.94
27	18296.09	7.0370	$1.50	$18.71	$157.22
28	18505.53	7.1175	$1.51	$20.22	$157.72
29	16740.67	6.4387	$1.37	$21.59	$139.38
30	15235.38	5.8598	$1.25	$22.83	$123.66

Annualized Index Performance:		6.07%	Total Fee Amount:		$22.83
Annualized Return on the Security:		5.44%	Total Return on the Security (after the Fee Amount):		389.75%

Your total cash payout at maturity would be $123.66, which includes:

Principal Amount × Index Performance Ratio:	$146.49
Minus the Fee Amount:	-22.83

Redemption Amount at maturity:	$123.66

Example 3 and Example 4 illustrate how your Securities would perform in two hypothetical circumstances where the hypothetical Index level has decreased by approximately 15.81% at maturity from the Index Starting Level on an absolute basis (0.57% on an annualized basis), but in each example the fluctuations of the hypothetical Index level have taken a different course before arriving at the same Index Ending Level, which affect the Fee Amount in each case.

Hypothetical Examples

Example 3 — The Index closes at 2189.02 on the Final Valuation Date, a 15.81% decrease from the Index Starting Level of 2600.00.

Year	Index Level	Index Performance	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	2600.00	1.0000	$0.00	$0.00	$25.00
1	3093.65	1.1899	$0.25	$0.25	$29.49
2	2942.52	1.1317	$0.24	$0.49	$27.80
3	3124.17	1.2016	$0.26	$0.75	$29.29
4	2654.86	1.0211	$0.22	$0.97	$24.56
5	3061.27	1.1774	$0.25	$1.22	$28.22
6	2714.41	1.0440	$0.22	$1.44	$24.66
7	2584.53	0.9941	$0.21	$1.65	$23.20
8	2653.73	1.0207	$0.22	$1.87	$23.65
9	2118.51	0.8148	$0.17	$2.04	$18.33
10	1886.09	0.7254	$0.15	$2.19	$15.94
11	1472.07	0.5662	$0.12	$2.31	$11.84
12	1428.03	0.5492	$0.12	$2.43	$11.30
13	1627.76	0.6261	$0.13	$2.56	$13.09
14	1772.84	0.6819	$0.14	$2.71	$14.34
15	1788.08	0.6877	$0.15	$2.85	$14.34
16	1584.27	0.6093	$0.13	$2.98	$12.25
17	2020.54	0.7771	$0.17	$3.15	$16.28
18	1994.43	0.7671	$0.16	$3.31	$15.87
19	1951.84	0.7507	$0.16	$3.47	$15.30
20	2304.61	0.8864	$0.19	$3.66	$18.50
21	2083.81	0.8015	$0.17	$3.83	$16.21
22	1664.57	0.6402	$0.14	$3.97	$12.04
23	1745.66	0.6714	$0.14	$4.11	$12.68
24	2068.96	0.7958	$0.17	$4.28	$15.62
25	2511.90	0.9661	$0.21	$4.48	$19.67
26	2181.05	0.8389	$0.18	$4.66	$16.31
27	2287.84	0.8799	$0.19	$4.85	$17.15
28	2209.45	0.8498	$0.18	$5.03	$16.22
29	1885.20	0.7251	$0.15	$5.18	$12.94
30	2189.02	0.8419	$0.18	$5.36	$15.69

Annualized Index Performance:		-0.57%	Total Fee Amount:		$5.36
Annualized Return on the Security:		-1.57%	Total Return on the Security (after the Fee Amount):		-37.88%

Your total cash payout at maturity would be $15.69, which includes:

Principal Amount × Index Performance Ratio:	$21.05
Minus the Fee Amount:	-5.36

Redemption Amount at maturity:	$15.69

Hypothetical Examples

Example 4 — The Index closes at 2189.02 on the Final Valuation Date, a 15.81% decrease from the Index Starting Level of 2600.00.

Year	Index Level	Index Performance	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	2600.00	1.0000	$0.00	$0.00	$25.00
1	2718.58	1.0456	$0.22	$0.22	$25.92
2	2659.73	1.0230	$0.22	$0.44	$25.13
3	2194.73	0.8441	$0.18	$0.62	$20.48
4	2178.78	0.8380	$0.18	$0.80	$20.15
5	2693.99	1.0362	$0.22	$1.02	$24.89
6	3227.61	1.2414	$0.26	$1.28	$29.75
7	3602.57	1.3856	$0.29	$1.58	$33.06
8	3237.72	1.2453	$0.26	$1.84	$29.29
9	3481.91	1.3392	$0.28	$2.12	$31.36
10	4218.71	1.6226	$0.34	$2.47	$38.10
11	5370.40	2.0655	$0.44	$2.91	$48.73
12	4457.85	1.7146	$0.36	$3.27	$39.59
13	4926.50	1.8948	$0.40	$3.68	$43.69
14	4544.63	1.7479	$0.37	$4.05	$39.65
15	4140.99	1.5927	$0.34	$4.39	$35.43
16	3303.84	1.2707	$0.27	$4.66	$27.11
17	2755.33	1.0597	$0.23	$4.88	$21.61
18	3431.62	1.3199	$0.28	$5.16	$27.84
19	3424.05	1.3169	$0.28	$5.44	$27.48
20	4215.88	1.6215	$0.34	$5.79	$34.75
21	3882.00	1.4931	$0.32	$6.10	$31.22
22	4273.80	1.6438	$0.35	$6.45	$34.64
23	4360.71	1.6772	$0.36	$6.81	$35.12
24	3989.06	1.5343	$0.33	$7.13	$31.22
25	3485.74	1.3407	$0.28	$7.42	$26.10
26	3170.01	1.2192	$0.26	$7.68	$22.80
27	3147.58	1.2106	$0.26	$7.94	$22.33
28	2789.93	1.0731	$0.23	$8.16	$18.66
29	2476.73	0.9526	$0.20	$8.37	$15.45
30	2189.02	0.8419	$0.18	$8.54	$12.50

Annualized Index Performance:		-0.57%	Total Fee Amount:		$8.54
Annualized Return on the Security:		-2.32%	Total Return on the Security (after the Fee Amount):		-50.48%

Your total cash payout at maturity would be $12.50, which includes:

Principal Amount × Index Performance Ratio:	$21.05
Minus the Fee Amount:	-8.54

Redemption Amount at maturity:	$12.50

Risk Factors

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the price of gold underlying the exchange-traded futures contracts that make up a portion of the Index and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in gold, the Index constituent stocks or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities are fully exposed to any decline in the level of the Index and you may lose some or all of your principal.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity or upon early redemption, including UBS’s exercise of its Call Right or redemption upon an Early Termination Event. We will pay you at maturity or upon early redemption or termination a Redemption Amount per $25.00 Principal Amount of your Securities, based on the performance of the Index and the effect of the Fee Amount. The Securities are fully exposed to any decline in the level of the Index (as measured by the Index Performance Ratio). You will lose some or all of your principal if the Index Ending Level is below the Index Starting Level or if the Index Ending Level is not sufficiently above the Index Starting Level to offset the cumulative effect of the Fee Amount. Depending on the Index level on the applicable Valuation Date, you could lose a substantial portion and possibly all of your principal. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Ending Level is therefore unpredictable. See “Specific Terms of the Securities” beginning on page S-39.

The Fee Amount will reduce your participation in the performance of the Index.

The Fee Amount will diminish the value of the Securities by reducing the Redemption Amount by a rate of 0.85% per year, deducted daily over the term of the Securities as described under “Specific Terms of the Securities — Fee Amount.” Any return on your Securities includes the negative effect of the Fee Amount. As a result, if the value of the Index decreases or does not increase significantly so as to offset the effect of the Fee Amount on the Redemption Amount, you will receive less than your principal at maturity or upon early redemption or termination. To demonstrate the effect of the Fee Amount on the Redemption Amount that would be payable to you at maturity, please review the hypothetical calculations and examples in “Hypothetical Examples” beginning on page S-7.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we

Risk Factors

confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption” on page S-40 for more information.

Owning the Securities is not the same as owning gold or gold futures contracts, the Index constituent stocks or a security directly linked to the performance of the Index.

The return on your Securities will not reflect the return you would have realized if you had actually owned gold or gold futures contracts, the Index constituent stocks or a security directly linked to the performance of the Index, and held such investment for a similar period. Any return on your Securities includes the negative effect of the Fee Amount. Furthermore, if the level of the Index increases during the term of the Securities, the market value of the Securities may not increase by the same amount or may even decline.

The market value of the Securities may be influenced by many unpredictable factors, including volatile commodities prices.

The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity (if they are not subject to early redemption or termination). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

➢	the market prices of the Index constituents;

➢	the dividend rate paid on the Index constituent stocks;

➢	the time remaining to the maturity of the Securities;

➢	supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker;

➢

economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market prices of the Index constituents, or that affect markets, including commodities and futures markets, generally; and

➢	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Higher future prices of gold relative to their current prices may decrease the Redemption Amount.

The commodities portion of the Index is comprised of gold futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures gold contracts that comprise a portion of the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in December. This process is referred to as “rolling.” If the

Risk Factors

market for these contracts is in “backwardation,” which means the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield,” and the change in price that contracts experience while they are components of the Index is sometimes referred to as a “spot return.” An investor in the Index cannot receive either the roll yield or the spot return separately.

The presence of contango in the gold futures markets could result in negative roll yields, which could adversely affect the value of the Index. Because of the potential effects of negative roll yields, it is possible for the value of the Index to decrease significantly over time even when the near-term or spot prices of gold are stable or increasing. It is also possible, when near-term or spot prices of gold are decreasing, for the value of the Index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation.

The commodity included in the Index, gold, has historically traded in contango markets, which creates a higher risk of a negative roll yield, which could adversely affect the value of the Index and, therefore, the value of the Securities.

Commodity prices may change unpredictably, affecting the Index and the level of the Index and the value of your Securities in unforeseeable ways.

Trading in futures contracts associated with gold is speculative and can be extremely volatile. Market prices of gold may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of gold may also affect, in a volatile and inconsistent manner, the prices of gold future contracts. These factors may affect the level of the Index and the value of your Securities in varying ways, and different factors may cause the value of gold, and the volatilities of gold prices, to move in inconsistent directions at inconsistent rates. Because gold may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and the value of the Securities.

The Index constituents may not move in tandem, and gains in one Index constituent may be offset by declines in the other Index constituent. If the Index constituents do move in tandem, they may both decline.

Changes in the level of the S&P 500 Total Return Index and in the prices of the exchange-traded gold futures contracts may not move in tandem with each other. At a time when the level or price of one Index constituent increases, the price or level of the other Index constituent may decrease. Therefore, increases in the level or price of one Index constituent may be moderated, or wholly offset, by lesser increases or decreases in the level or price of the other Index constituent. In addition, if the Index constituents do move in tandem, the level and price, respectively, may decrease in tandem, which will adversely affect the value of the Securities.

Risk Factors

Because the Index combines the returns of the Index constituents, a steep decline in the return of both Index constituents could cause an Early Termination Event.

The Index combines the returns of the Index constituents. The combined return affects the Index level on any given day. If each Index constituent has a sufficiently negative return, then the combined return could cause the indicative value to be at or below $5.00 per Security and, if that event occurred on or after January 31, 2011, it would constitute an Early Termination Event and UBS would redeem all of the Securities at a significant loss to you. Because the Early Termination Amount is calculated at the close of business on the Trading Day following the day of the Early Termination Event, the Early Termination Amount may be more or less than $5.00 per Security and may be zero (a total loss of your investment). The Early Termination Amount will not be less than zero.

If an Early Termination Event occurs, you may receive less than $5.00 per Security.

If an Early Termination Event occurs, the Redemption Amount will be calculated based on the Index Ending Level on the Trading Day after the day of the Early Termination Event. If the Index continues to fall between the day of the Early Termination Event and through the next Trading Day, you will receive less than $5.00 per Security and may incur a total loss on your investment in the Securities. The Early Termination Amount will not be less than zero.

Index rebalancing will moderate the positive or negative returns of either Index constituent.

The Index Sponsor rebalances the notional exposures to equity and gold monthly so that their positions are equal on the rebalancing day. The monthly rebalancing of the notional exposures to equity and gold will have the effect of reducing the weight of the Index constituent that has experienced the highest return over the previous month and increasing the weight of the Index constituent that has experienced the lowest return over the previous month. Accordingly, the Index may not fully reflect the return (positive or negative) of either constituent as compared to combining the returns of investing in the S&P 500 Total Return Index and the gold futures contracts used in the Index without rebalancing.

Possible legal and regulatory changes could adversely affect the value of your Securities.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and over-the-counter (“OTC”) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the CFTC, to adopt regulations in order to implement many of the requirements of the legislation. While the CFTC has proposed certain of the required regulations and has begun adopting certain final regulations, the ultimate nature and scope of the regulations cannot yet be determined. Under Dodd-Frank, the CFTC has approved final rules to impose limits on the size of positions that can be held by market participants in futures, options and OTC derivatives on physical commodities. The implementation of these rules and the position limits will occur over a period of time and will likely not be fully effective until later in 2012. While the precise effect of the final rules is not yet known, these limits will likely restrict the ability of market participants to participate in the commodity, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants and, therefore, the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes will require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers will also be required to be registered and will be subject

Risk Factors

to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. These consequences could affect the level of the Index, which could in turn adversely affect the return on and value of the Securities.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive affect on the market value of the Securities.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity or upon early redemption or termination, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or early redemption or termination. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

You will not receive interest payments on the Securities or have rights in the Index constituent stocks or in the exchange-traded futures contracts on gold.

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that holders of the Index constituent stocks or the underlying exchange-traded gold futures contracts may have. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Securities (however, because the Securities are linked to a total return index, dividends paid on one or more Index constituent stocks are generally treated as being reinvested in the total return index), and you will not have any voting rights with respect to the Index constituent stocks. Your Securities will be paid in cash, and you will have no right to receive delivery of any gold.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we sold a portion of the Securities on the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) on or after January 31, 2011 through and including the Maturity Date (the “Call Settlement Date”), we may elect to redeem all, but not less than all, issued and outstanding Securities.

Risk Factors

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the Redemption Amount.

The Index is overseen and managed by the S&P U.S. Index Committee (the “Index Committee”). The Index Committee has a significant degree of discretion regarding the composition and methodology of the Index, including additions, deletions and the weightings of the Index constituents, all of which could affect the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. The Index Committee does not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Securities, into consideration when re-weighting or making any other changes to the Index.

The amount payable on the Securities and their market value could also be affected if the Index Sponsor, in its sole discretion, discontinues or suspends calculation of the Index in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Starting Level or the Index Ending Level are not available because of a market disruption event or for any other reason, the calculation agent — which will initially be UBS Securities LLC, an affiliate of UBS — will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Index Ending Level by reference to a broad-based index of common stocks and a group of physical commodities, exchange-traded futures contracts on physical commodities or indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched on December 3, 2009. While the Index is intended to represent a benchmark for an investment strategy that seeks to simulate the combined returns of an investment of equal U.S. dollar amounts in the S&P 500 Total Return Index and long positions in near-term exchange-traded COMEX gold futures contracts that is rebalanced monthly, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the combined performance of the S&P 500 Total Return Index and the gold market. Moreover, while the Index is subject to monthly review and rebalancing in order to equalize notional exposure to equities and gold, it is uncertain how successful the Index Sponsor will be in achieving their goal of maintaining an appropriate benchmark.

Estimated historical and historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or upon early redemption or termination, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past estimated historical performance of the Index. The performance of the Index constituent stocks and the trading prices of exchange-traded futures contracts on gold will determine the level of the Index on any given Valuation Date or the Final Valuation Date. As a result, it is impossible to predict whether the level of the Index will rise or fall.

The Securities are not regulated by the CFTC.

Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the U.S. Commodity Futures Trading

Risk Factors

Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Securities do not constitute investments by you or UBS on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant.” UBS is not registered with the CFTC as a “futures commission merchant” and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.

A prolonged decline in the value of gold would have a negative impact on the level of the Index and the value of your Securities.

A portion of the Index (50%, after rebalancing of the Index constituents at the end of each month) is comprised of exchange-traded gold futures contracts. Accordingly, a decline in the value of gold would adversely affect the level of the Index and the value of your Securities. Technological advances or discoveries of new deposits could lead to increases in world wide stocks of gold and corresponding decreases in its price. In addition, domestic and international monetary policies could have an adverse impact on the price of gold and result in lower prices. A decline in the price of gold may not be sufficiently offset by a rise in the level of the S&P 500 Total Return Index to result in an increase in the level of the Index. See “The Index constituents may not move in tandem, and gains in one Index constituent may be offset by declines in the other Index constituent. If the Index constituents do move in tandem, they may both decline.” above.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities are listed on NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price and you may suffer significant losses.

Trading and other transactions by UBS or its affiliates in the Index constituents, futures, options, exchange-traded funds or other derivative products on such Index constituents or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-48, UBS or its affiliates may hedge their obligations under the Securities by purchasing the Index constituents, futures or options on the Index constituents or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index, and they may adjust these hedges by, among other things, purchasing or selling the Index constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such Index constituents and/or the level of the Index and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

Risk Factors

UBS or its affiliates may also engage in trading in the Index constituents and other investments relating to the Index constituents or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index constituents and the level of the Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Index constituents or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index constituents, the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on stocks or commodities (including gold) and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates have published research or other opinions that calls into question a passive investment in gold and opines that gold may not provide an effective inflation hedge or portfolio diversification benefits relative to other investments. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are linked to an Index that is intended to passively track the level of the S&P 500 Total Return Index and the price of gold, as reflected in the price of near-term exchange-traded gold futures contracts. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “S&P 500 Gold Hedged Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity. The calculation agent may designate a successor index in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, redemption, termination or call will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page S-42 and “Specific Terms of the Securities — Role of Calculation Agent” on page S-46. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this prospectus supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

Risk Factors

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index constituents that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

An Index constituent may be replaced upon the occurrence of certain adverse events.

A futures exchange may replace or delist a gold futures contract included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of a gold futures contract. There can be no assurance, however, that a market disruption event (as it pertains to the Index), the replacement or delisting of the component gold futures contracts, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities. An Index constituent stock may also be removed from the S&P 500 Total Return Index, as described under “S&P 500 Gold Hedged Index — Criteria for Removal from the S&P 500 Index.”

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon early redemption or termination. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities — Role of Calculation Agent” on page S-46. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index constituents or the Index has occurred or is continuing on the day when the calculation agent will determine the Index Ending Level. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the determination of the Index Ending Level and thus the applicable Redemption Date, the Call Settlement Date or the Maturity Date if a market disruption event occurs on the applicable Valuation Date or the Final Valuation Date.

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the applicable Valuation Date or the Final Valuation Date. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first Trading Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the applicable Valuation Date or the Final Valuation Date for the Securities be postponed by more than five Trading Days. As a result, the applicable Redemption Date, Early Termination Settlement Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than five Trading Days. If the applicable Valuation Date or the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the applicable Valuation Date or the Final Valuation Date. If a market disruption event is occurring on the last possible

Risk Factors

applicable Valuation Date or the Final Valuation Date the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event” on page S-42.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single Trading Day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities.

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the Index level may be adjusted in the event that the calculation agent determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any of the Index constituent stocks, options or futures contracts relating to the Index constituent stocks or the Index or any exchange-traded futures contract on gold used in the calculation of the Index on that day; the settlement price of any exchange-traded futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any exchange-traded futures contract used in the calculation of the Index; or, with respect to any exchange-traded futures contract used in the calculation of the Index that trades on an exchange, a Trading Day on which the exchange is not open for trading. Any such index calculation disruption events may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse affect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event” on page S-42.

You may only exercise the right to early redemption if certain minimum redemption requirements are satisfied.

You may elect to require UBS to redeem your Securities, in whole or in part, on any Trading Day commencing on January 29, 2010 through and including the final Redemption Date. You must elect to redeem at least 50,000 Securities to require UBS to redeem your Securities unless UBS or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach the minimum requirement. As a result, your liquidity may be limited if you do not hold at least 50,000 Securities. In the event you choose to exercise your right to early redemption, your election will be irrevocable and you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

UBS may redeem the Securities prior to the Maturity Date.

UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than ten calendar days’ notice on any Trading Day on or after January 31, 2011. In addition, if an Early Termination Event occurs, UBS will redeem all, but not less than all, of the Securities.

Risk Factors

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of owning the Securities?” in the summary section on page S-6, “Material U.S. Federal Income Tax Consequences” on page S-49, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, we intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Material U.S. Federal Income Tax Consequences” on page S-49 unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

S&P 500 Gold Hedged Index

The S&P 500 Gold Hedged Index seeks to simulate the combined returns of an investment of equal U.S. dollar amounts in the S&P 500 Total Return Index (described below) and long positions in near-term exchange-traded COMEX gold futures contracts that is rebalanced monthly.

The Index is calculated by adding the return on the S&P 500 Total Return Index from the beginning to the end of the monthly calculation period to the return on COMEX gold futures contracts.

Because the Index represents an investment in both the S&P 500 Total Return Index and COMEX gold futures contracts, it provides exposure to U.S. large-cap equities, as represented by the S&P 500 Total Return Index, and may provide a hedge against periodic declines in the value of the U.S. dollar, as expressed in the corresponding increases in the price of gold.

The purpose of this hedge is to protect against adverse movements in the relative value of the U.S. dollar, as expressed in the dollar price of gold, and not to hedge the stock market risk in any way.

The results of a gold-hedged index strategy, versus that of an un-hedged strategy, vary depending upon the movement of the gold futures contract and the U.S. dollar. By holding long gold futures contracts, investors gain when the U.S. dollar loses value as expressed by a corresponding increase in the price of gold futures contracts. Conversely, investors lose when the opposite occurs.

Index Construction

Approaches

The Index is calculated as a combination of a long S&P 500 Total Return Index position overlaid with a long position in COMEX gold futures. The positions are rebalanced to monthly equal weights.

Examples of application of the Index methodology

The following examples show how the Index methodology would be applied on successive monthly rebalancing dates, with a starting Index level of 1000 at month one. The actual Index Starting Level will be set on the Initial Trade Date. In the following examples, when we refer to the “gold futures price”, we mean the COMEX gold active month contract.

Month One

	Beginning	Ending	Return
Index level:	1,000.00
S&P 500 Total Return Index level:	1,800.00	1,836.00	2.00%
Gold futures price:	$1,180.00	$1,227.20	4.00%
Index level:		1,060.00	6.00%

As a result of the S&P 500 Total Return Index return of 2.00% and the gold price return of 4.00%, the Index return would be 6.00%. Consequently, on the monthly rebalancing date, the Index would be rebalanced to reduce the exposure to the gold price and increase the exposure to the S&P 500 Total Return Index so that each of the gold price and the S&P 500 Total Return Index would have equal weights for the beginning of the next monthly period.

Month Two

	Beginning	Ending	Return
Index level:	1,060.00
S&P 500 Total Return Index level:	1,836.00	1,854.36	1.00%
Gold futures price:	$1,227.20	$1,190.38	(3.00%	)
Index level:		1,038.80	(2.00%	)

S&P 500 Gold Hedged Index

As a result of the S&P 500 Total Return Index return of 1.00% and the gold price return of (3.00%), the Index return would be (2.00%). Consequently, on the monthly rebalancing date, the Index would be rebalanced to reduce the exposure to the S&P 500 Total Return Index and increase the exposure to the gold price so that each of the S&P 500 Total Return Index and the gold price would have equal weights for the beginning of the next monthly period.

Month Three

	Beginning	Ending	Return
Index level:	1,038.80
S&P 500 Total Return Index level:	1,854.36	1,817.27	(2.00%	)
Gold futures price:	$1,190.38	$1,214.19	2.00%
Index level:		1,038.80	0.00%

As a result of the S&P 500 Total Return Index return of (2.00%) and the gold price return of 2.00%, the Index return would be 0.00%. Consequently, on the monthly rebalancing date, the Index would be rebalanced to reduce the exposure to the gold price and increase the exposure to the S&P 500 Total Return Index so that each of the gold price and the S&P 500 Total Return Index would have equal weights for the beginning of the next monthly period.

Month Four

	Beginning	Ending	Return
Index level:	1,038.80
S&P 500 Total Return Index level:	1,817.27	1,817.27	0.00%
Gold futures price:	$1,214.19	$1,165.62	(4.00%	)
Index level:		997.20	(4.00%	)

As a result of the S&P 500 Total Return Index return of 0.00% and the gold price return of (4.00%), the Index return would be (4.00%). Consequently, on the monthly rebalancing date, the Index would be rebalanced to reduce the exposure to the S&P 500 Total Return Index and increase the exposure to the gold price so that each of the S&P 500 Total Return Index and the gold price would have equal weights for the beginning of the next monthly period.

Month Five

	Beginning	Ending	Return
Index level:	997.20
S&P 500 Total Return Index level:	1,817.27	1,762.75	(3.00%	)
Gold futures price:	$1,165.62	$1,148.14	(1.50%	)
Index level:		952.40	(4.50%	)

As a result of the S&P 500 Total Return Index return of (3.00%) and the gold price return of (1.50%), the Index return would be (4.50%). Consequently, on the monthly rebalancing date, the Index would be rebalanced to reduce the exposure to the gold price and increase the exposure to the S&P 500 Total Return Index so that each of the gold price and the S&P 500 Total Return Index would have equal weight in the Index for the beginning of the next monthly period.

S&P 500 Gold Hedged Index

Index Calculations

Calculating the Daily Return Series.    The Index is calculated based on the total return of a hypothetical portfolio consisting of long S&P 500 Total Return Index and long COMEX gold futures positions. The return and the Index value are calculated as follows:

RSPTR	=	SPTRt	–	1

SPTRME

RGold	=	Goldt	–	1

GoldME

Rhedged  =  RSPTR + HedgeRatio  ×  RGold

It  =  (1 + Rhedged)  ×  IME

RSPTR = Total return of the S&P 500 Total Return Index since the previous rebalancing day

RGold = Return of gold futures since the previous rebalancing day

Rhedged = Return of the Index since the previous rebalancing day

It = Index value on day t

SPTRME = S&P 500 Total Return Index value on the previous rebalancing day

SPTRt = S&P 500 Total Return Index value on day t

GoldME = Gold futures closing price on the previous rebalancing day (based on the latest contract that the Index rolled into at the rebalancing day of that month)

Goldt = Gold futures closing price on day t

IME = Index value on the previous rebalancing day

HedgeRatio = 1 for the Index

Monthly Roll and Rebalancing.    The Index uses the designated gold futures on COMEX (ticker GC) as illustrated in Table 1. Gold futures are not held to maturity. Instead, the long futures positions roll to the next designated contract at the close of business on the fifth-to-the-last business day (as it pertains to the COMEX and the NYSE) that is both an equity and a commodity exchange business day. The positions are rebalanced to equal weights on that day. If either the COMEX or the NYSE is closed on a particular day at the end of the month, that day is not used in the calculation of the five business days.

Table 1: Futures Contracts Rolled Into in the Index

Index Futures Roll Schedule

Trading Facility	Commodity (Contract)	Ticker	Designated Contract At Month End
		Month	1	2	3	4	5	6	7	8	9	10	11	12
COMEX	Gold	GC	J	J	M	M	Q	Q	Z	Z	Z	Z	G	G

S&P 500 Gold Hedged Index

Futures months included in the Index at month-end. Month letter codes are shown in Table 2.

Table 2: Month Letter Codes

Month	Letter Code
February	G
April	J
June	M
August	Q
December	Z

For example, at the beginning of July 2009, the hypothetical portfolio holds the August 2009 futures. On July 27th, the futures contract is rolled into the December 2009 futures. The positions are rebalanced so that the notional of the December 2009 futures equals the equity position. The equal-weight rebalancing occurs monthly. However, the December 2009 futures are not rolled into the next designated contract, i.e. the February 2010 futures, until late November.

The futures contracts that the Index uses and the roll months that are selected are those typically used by gold futures market participants. There can be no assurance that the return on the gold futures contracts included in the Index, and the return on the Securities, would be adversely or positively affected if different roll months, and a different roll timing, were used as compared to the roll months and roll timing selected.

Index Maintenance

Rebalancing

The Index is rebalanced monthly so that the notional exposure to equity and gold is equal after the close of the fifth-to-the-last business day (as it pertains to the COMEX and the NYSE) that is both an equity and a commodity exchange business day. The positions are rebalanced to equal weights on that day. If either the COMEX or the NYSE is closed on a particular day at the end of the month, that day is not used in the calculation of the five business days. No announcements are made.

The monthly rebalancing of the notional exposures to equity and gold will have the effect of moderating increases or decreases in the weight of either component of the Index during the month. Accordingly, the Index may not fully reflect the return (positive or negative) of either component as compared to combining the returns of investing in the S&P 500 Total Return Index and the gold futures contracts used in the Index without rebalancing.

Base Date

The Index base date is December 24, 1998 at a base value of 1000.

S&P 500 Gold Hedged Index

Index Governance

Index Committee

The S&P U.S. Index Committee (the “Index Committee”) maintains the Index. The Index Committee, a team of S&P economists and index analysts, meets regularly. At each meeting, the Index Committee reviews any significant market events. In addition, the Index Committee may revise index policy for timing of rebalancings or other matters.

Index Policy

Announcements

Announcements of the daily Index values are made after the equity and futures market close each day. The Index is calculated daily when the U.S. stock exchanges are open for official trading, excluding holidays and weekends.

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, Standard & Poor’s will calculate the value of the Index based on most recent futures and/or equity prices published by the relevant exchange. If an exchange fails to open due to unforeseen circumstances, Standard & Poor’s may determine not to publish the Index for that day.

If a market disruption event (as it pertains to the Index) occurs on a roll/rebalancing day, the monthly roll/rebalancing will be performed on the next business day that both the NYSE and COMEX are open. Prices of S&P 500 Total Return Index and gold futures on the actual roll/rebalancing day shall be used.

The S&P 500 Index and the S&P 500 Total Return Index

The S&P 500 Index (the “S&P 500 Index”) is maintained by the Index Committee which meets on a regular basis. The calculation of the value of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of specified classes of common stock of 500 companies (the “S&P Index Constituent Stocks”) as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943 (the “Base Period”). The S&P Index Constituent Stocks do not represent the common stocks of the 500 largest companies listed on the New York Stock Exchange and not all 500 companies whose common stock are included in the S&P 500 Index are listed on the New York Stock Exchange. Stocks are chosen for inclusion in the S&P 500 Index by the Index Committee with the goal of ensuring that the S&P 500 Index is a leading indicator of United States equities (as determined below), reflecting the risk and return characteristics of the broader large cap universe on an ongoing basis.

Ten main groups of companies comprise the S&P 500 Index, with the percentageof companies included in each group as of September 30, 2011 indicated as follows: Consumer Discretionary (10.6%); Consumer Staples (11.7%); Energy (11.6%); Financials (13.6%); Health Care (12.1%); Industrials (10.3%); Information Technology (19.4%); Materials (3.4%); Telecommunications Services (3.3%5); and Utilities (4.0%).

Standard & Poor’s calculates the S&P 500 Index by reference to the prices of the S&P Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the stocks that compose the S&P 500 Index and received the dividends paid on such stocks.

In contrast to the method of calculation of the S&P 500 Index, Standard & Poor’s calculates the S&P 500 Total Return Index by taking into account the value of both ordinary and “special” dividends paid on the S&P Index Constituent Stocks. “Special” dividends are those dividends that are outside of the

S&P 500 Gold Hedged Index

normal payment pattern established by the issuing corporation. These “special” dividends may be described by the issuing corporation as “special”, “extra”, “year-end” or “return of capital”. “Special” dividends are treated as corporate actions with offsetting price and divisor adjustments; the S&P 500 Total Return Index reflects both ordinary and “special” dividends.

The description below of the S&P 500 Index, including any disclaimers and the description of the license agreement, applies also to the S&P 500 Total Return Index.

Stocks Included in the S&P 500 Index

Only common stock of operating companies, real estate investment trusts (excluding mortgage REITs) and business development companies are eligible for inclusion in the S&P 500 Index. The common stock of closed-end funds, holding companies, partnerships, investment vehicles and royalty trusts are not eligible for inclusion in the S&P 500 Index. Further, for the common stock of a company to be eligible for inclusion in the S&P 500 Index it must meet all of the following additional criteria, as determined by the Index Committee in its sole discretion:

➢	Market Capitalization — Unadjusted market capitalization of US $4 billion or more. The ranges are reviewed from time to time by the Index Committee to assure consistency with market conditions.

➢	Liquidity — Annual dollar value trade to market capitalization should be 1.0 or greater.

➢	Public Float — Public float of at least 50% of the common stock.

➢	Sector Classification — Contribution to the sector balance maintenance of the S&P 500 Index.

➢

Financial Viability — Financial viability as generally measured for four consecutive quarters of positive as-reported earnings. Another measure of financial viability is a company’s balance sheet leverage, which should be operationally justifiable in the context of both its industry peers and its business model.

➢	Treatment of Initial Public Offerings — Initial public offerings should be seasoned for at least six to twelve months.

➢	United States Company — The company should be a United States company. For index purposes, a U.S. Company has the following characteristics:

(i) it files 10-K annual reports and is not considered a foreign entity by the SEC; (ii) the U.S. portion of fixed assets and revenues constitutes a plurality of the total, but need not exceed 50% (When these factors are in conflict, assets determine plurality. Revenue determines plurality when there is incomplete asset information); (iii) the primary listing of the common stock is the NYSE (including NYSE Arca and NYSE Amex), the NASDAQ Global Select Market, the NASDAQ Select Market or the NASDAQ Capital Market. ADRs are not eligible for inclusion; and (iv) a corporate governance structure consistent with U.S. practice. If criteria (ii) is not met or is ambiguous, S&P may still deem it a U.S. company for index purposes if its primary listing, headquarters and incorporation are all in the U.S. and/or a domicile of convenience. In situations where the only factor suggesting that a company is not a U.S. company is its tax registration in a domicile of convenience or another location chosen for tax-related reasons, S&P will normally determine that the company is still a U.S. company.

Only one class of common stock of any company is included in the S&P 500 Index. The stock price and total shares outstanding of common stock of a company included in the S&P 500 Index with more than one class of common stock outstanding is based on the most liquid class of common stock of that company.

S&P 500 Gold Hedged Index

Criteria for Removal from the S&P 500 Index

The common stock of a company may be removed from the S&P 500 Index when the Index Committee determines, in its sole discretion, that one of the following criteria is met:

➢	A company involved in a merger, acquisition or significant restructuring no longer meets the inclusion criteria, or

➢	A company substantially violates one more of the criteria for inclusion in the S&P 500 Index, as described above.

Computation of the S&P 500 Index

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Index Stocks relative to the S&P 500® Index’s base period of 1941-43, which we refer to as the Base Period.

S&P uses an indexed number to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the index stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Index Stocks by a number called the “S&P 500 Index Divisor.” By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index. The S&P 500 Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which we refer to as “S&P 500 Index Maintenance.”

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require S&P to make an S&P 500 Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant. This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All S&P 500 Index Divisor adjustments are made by S&P after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500 Index Divisor adjustments.

S&P 500 Gold Hedged Index

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not S&P will require an S&P 500 Index Divisor adjustment:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ³ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ³ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus Price of Rights Offering/Rights Ratio	Yes

Spin-Off	Price of parent company minus Price of Spin-off Co./ Share Exchange Ratio	Yes, except if a spun-off company is added to the index but no company is removed.

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Index Stock. All stock split and dividend adjustments are made by S&P after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Index Stock and consequently of altering the aggregate Market Value of the S&P 500 Index Stocks, which we refer to as the Post-Event Aggregate Market Value. In order that the level of the S&P 500® Index, which we refer to as the Pre-Event Index Value, not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Index Stock, S&P derives a new S&P 500 Index Divisor, which we refer to as the New S&P 500 Divisor, as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index® companies. Four times a year, on a Friday close to the end of each calendar quarter, S&P updates the share totals of companies in the S&P 500® Index as required by any changes in the number of shares outstanding. The S&P implements a share freeze the

S&P 500 Gold Hedged Index

week of the effective date of the quarterly share total updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed by S&P on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor. At S&P’s discretion, de minimis merger and acquisition changes will be accumulated and implemented with the updates made at the end of each calendar quarter.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes holdings of groups of shares that exceed 10% of the outstanding shares of a company that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing level of the S&P 500® Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the index. If an exchange fails to open due to unforeseen circumstances, the index will use the prior day’s closing prices. If all exchanges fail to open, Standard & Poor’s may determine not to publish the index for that day.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. Each of the Index, the S&P 500 Index and the S&P 500 Total Return Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general stock market performance. S&P’s and its third party licensor’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to UBS or the Securities. S&P and its third party licensors have no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO,

S&P 500 Gold Hedged Index

ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM” and “S&P 500 Gold Hedged” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of approximately 500 companies as of a particular time as compared to the aggregate Market Value of the common stocks of approximately 500 similar companies during the Base Period. The “Market Value” of any S&P Index Constituent Stock is the product of the market price per share times the number of the then outstanding shares of such S&P Index Constituent Stock times an investable weight factor (“IWF”). An IWF is calculated for each S&P Index Constituent Stock so that the number of shares outstanding is reduced to exclude certain closely held shares from the determination of the level of the S&P 500 Index.

The level of the S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all the S&P Index Constituent Stocks relative to the Base Period. An indexed number is used to represent the results of this calculation in order make the value easier to work with and track over time. The actual total Market Value of the S&P Index Constituent Stocks in the S&P 500 Index during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the level of S&P Index Constituent Stocks by a number called the “S&P Divisor”. By itself, the S&P Divisor is an arbitrary number. However, in the context of the calculation of the level of the S&P 500 Index, it is the only link to the original Base Period value of the S&P 500 Index. Continuity in the S&P 500 Index value is maintained by adjusting the S&P Divisor for certain events as described below.

Changes to the S&P 500 Index are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather changes in response to corporate actions and market developments can be made at any time.

S&P 500 Gold Hedged Index

An adjustment to the S&P Divisor is required when any change to any S&P Index Constituent Stocks alters the total market value of the S&P 500 Index while holding stock prices constant. S&P Divisor adjustments are made “after the close” meaning that after the close of trading the closing prices are used to calculate the new S&P Divisor based on whatever changes are being made. The table below summarizes the types of maintenance adjustments which require a divisor adjustment:

Type of Corporate Action	Adjustment Factor
Company added / deleted	Net change in market value determines the S&P Divisor adjustment.
Spin-Off (Only if spun-off company added to S&P 500 Index and another company deleted from S&P 500 Index)	S&P Divisor adjustment reflects deletion of company from S&P 500 Index.
Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend.
Rights Offering	Increase in market capitalization measured as the shares issued multiplied by the price paid.

Each of the corporate actions in the table above has the effect of altering the market value of an S&P Index Constituent Stock and consequently the aggregate market value of the S&P Index Constituent Stocks. In order that the level of the S&P 500 Index prior to such corporate action, not be affected by the change in market value of the S&P Index Constituent Stocks, a new S&P Divisor is derived as follows:

➢	Market value of the S&P Index Constituent Stocks after the corporate action / New S&P Divisor = Market Value of the S&P Index Constituent Stocks prior to the corporate action.

➢	New S&P Divisor = Market value of the S&P Index Constituent Stocks after the corporate action / Market Value of the S&P Index Constituent Stocks prior to the corporate action.

In cases where there is no achievable market price for a stock being deleted, such stock may be removed from the S&P 500 Index at zero or minimal price at the discretion of the Index Committee, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

A large part of the maintenance of the S&P 500 Index involves adjustments in response to changes in a company’s shares outstanding. The Index Committee follows a 5% rule. Generally, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more are made weekly. Changes of less than 5% of a company’s shares outstanding are accumulated and made quarterly on the third Friday of March, June, September and December, with the exception of an acquisition of another company in the S&P 500 Index which are made as reasonably as possible. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial by the Index Committee, a price adjustment and/or share increase may be implemented immediately.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index, the S&P 500 Index, the S&P 500 Total Return Index or any successor index. While S&P currently employs the above methodologies to calculate the Index, the S&P 500 Index and the S&P 500 Total Return Index, no assurance can be given that S&P will not modify or change these methodologies in a manner that may affect the amount payable at maturity to beneficial owners of the Securities. S&P does not guarantee the accuracy or the completeness of the Index, the S&P 500 Index, the S&P 500 Total Return Index or any data included in the Index, the S&P 500 Index or the S&P 500 Total Return Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index, the S&P 500 Index or

S&P 500 Gold Hedged Index

the S&P 500 Total Return Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index, the S&P 500 Index, the S&P 500 Total Return Index or the manner in which the Index, the S&P 500 Index or the S&P 500 Total Return Index is applied in determining the amount payable at maturity.

We have derived all information regarding the Index, the S&P 500 Index and the S&P 500 Total Return Index contained in this prospectus supplement, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, the S&P 500 Index or the S&P 500 Total Return Index, and may discontinue publication of the Index, the S&P 500 Index or the S&P 500 Total Return Index.

Historical and Estimated Historical Performance

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index constituents will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on December 31, 2011 was 4719.78. The actual Index Starting Level will be the closing level of the Index on the Initial Trade Date.

The table below shows the estimated historical and historical performance of the Index from December 30, 2001 through December 31, 2011.

Estimated Historical and Historical Results for the period December 30, 2001 through December 31, 2011

Year	Ending Level	Annual Return
2001	849.23
2002	815.25	-4.00%
2003	1236.92	51.72%
2004	1410.73	14.05%
2005	1682.02	19.23%
2006	2257.98	34.24%
2007	2963.45	31.24%
2008	1789.37	-39.62%
2009	2817.47	57.46%
2010	4178.55	48.31%
2011	4719.78	12.95%

S&P 500 Gold Hedged Index

ESTIMATED HISTORICAL OR PAST HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the estimated historical and historical performance of the Index from December 30, 2001 through December 31, 2011 in comparison with the spot price of gold (the “Gold Spot Price”), determined on the basis of the price of an ounce of gold as set by the afternoon session of the twice daily fix of the price of an ounce of gold, exchange-traded gold futures contracts (the “Gold Futures Price”) and the S&P 500 Total Return Index. Actual historical data is limited to the period from December 3, 2009 through December 31, 2011.

	Index*	S&P 500 Total Return Index	Gold Spot Price	Gold Futures Price
Total Return	455.77%	33.35%	555.30%	331.46%
Annualized Return	18.69%	2.92%	20.66%	15.73%

Estimated historical and historical results for the period from December 30, 2001 through December 31, 2011.

*The data for the Index for the period prior to its inception on December 3, 2009 is estimated historical data and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of December 31, 2011 and is furnished as a matter of information only. Estimated historical and historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from estimated historical and historical performance, either positively or negatively.

The graph below illustrates the estimated historical and historical performance of the Index from December 30, 2001 to December 31, 2011 in comparison to the Gold Spot Price, Gold Futures Price and the S&P 500 Total Return Index.

S&P 500 Gold Hedged Index

The Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Index has been comprised exclusively of futures contracts traded on regulated exchanges.

Valuation of the Securities

At Maturity or upon Early Redemption or Termination.    You will receive a cash payment at maturity or upon early redemption or termination that is based on the return of the Index. The Securities are fully exposed to the downside performance risk of the Index from the Initial Trade Date to the Final Valuation Date or applicable Valuation Date, as the case may be, and a negative return on the Index will reduce your cash payment at maturity or upon early redemption or termination. In order to receive a positive return on your Securities, the level of the Index must increase by an amount sufficient to offset the effect of the Fee Amount. You may lose some or all of your principal if the Index declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

At maturity or upon early redemption or termination, you will receive a cash payment per $25.00 Principal Amount of your Securities equal to the Redemption Amount, which is calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and will equal:

($25.00 × Index Performance Ratio) — Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption or termination, the Index Performance Ratio will be determined as of the Final Valuation Date or applicable Valuation Date, as the case may be.

The “Fee Amount” per Security is equal to 0.85% per annum, which accrues on a daily basis, with the Fee Amount equal to zero on the Initial Trade Date and then increasing, on each subsequent calendar day, by an amount equal to: (0.85%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

The “Index Performance Ratio” will be calculated as follows:

    Index Ending Level

Index Starting Level

where the “Index Starting Level” is 2745.93, the closing level of the Index on the Initial Trade Date, and the “Index Ending Level” will equal the closing level of the Index on the applicable Valuation Date.

For further information concerning the calculation of the payment at maturity or upon early redemption or termination, see “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption or Termination” beginning on page S-39.

Prior to Maturity, Early Redemption or Termination.    The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, interest and yield rates in the market, supply and demand for the Securities, the volatility of the Index, the volatility of the prices of gold, economic, financial, political, regulatory, judicial or other events that affect the level of the Index, the market prices of gold each month or markets generally, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-12 for a discussion of the factors that may influence the market value of the Securities prior to maturity or early redemption or termination.

Indicative Value.    An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be calculated by the NYSE Arca or a successor and published approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval). The actual trading price of the Securities may vary significantly from their indicative value. Additionally, UBS or an affiliate expects to calculate and publish the closing indicative value of your Securities on each Trading

Valuation of the Securities

Day at http://www.ubs.com/e-tracs. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time that is determined based on the following equation:

Indicative Value = Principal Amount per Security × (Current Index Ending Level/Index Starting Level) — Current Fee Amount

where:

Principal Amount per Security = $25.00;

Current Index Ending Level = The most recent published level of the Index as reported by Bloomberg;

Index Starting Level = 2745.93, the closing level of Index on the Initial Trade Date; and

Current Fee Amount = The most recent daily calculation of the Fee Amount with respect to your Securities, determined as described above (which, during any Trading Day, will be the Fee Amount determined on the preceding calendar day).

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. If the closing indicative value is at or below $5.00 per Security on or after January 31, 2011, UBS will redeem your Securities at the relevant Early Termination Amount. Published Index levels may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your Securities. For this reason and others, the actual trading price of the Securities may vary significantly from their indicative value.

The indicative value will be derived from sources deemed reliable, but UBS, Standard & Poor’s and their suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Securities. Neither UBS nor Standard & Poor’s makes any warranty, express or implied, as to results to be obtained by UBS, UBS’s customers, holders of the Securities, or any other person or entity from the use of the indicative value or any data included therein. Neither UBS nor Standard & Poor’s makes any express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

None of UBS, Standard & Poor’s, their employees, subcontractors, agents, suppliers or vendors shall have any liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of UBS, Standard & Poor’s, their employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Neither UBS nor Standard & Poor’s is responsible for or has any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Neither UBS nor Standard & Poor’s is responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or information used by UBS and the resultant output thereof.

Standard & Poor’s is not affiliated with UBS and does not approve, endorse, review or recommend UBS or the Securities.

As discussed in “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption or Termination” on page S-39, you may, subject to certain restrictions, choose to exercise your right of early redemption prior to the Maturity Date on any Trading Day provided that the Trading Day is also a Business Day. You must redeem at least 50,000 Securities at one time in order to exercise your redemption right. If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Redemption Amount. The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

The Securities will be sold at a Principal Amount of $25.00 per Security.

Payment at Maturity or Upon Early Redemption or Termination

At maturity or upon early redemption or termination, you will receive a cash payment per $25.00 principal amount of your Securities equal to the Redemption Amount, which is calculated on the Final Valuation Date or the applicable Valuation Date, as the case may be, and based on the percentage change in the level of the Index from the Initial Trade Date relative to such Valuation Date.

The Redemption Amount will equal:

($25.00 × Index Performance Ratio) — Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption or termination, the Index Performance Ratio will be determined as of the corresponding Final Valuation Date or Valuation Date, as the case may be.

The “Fee Amount” is equal to 0.85% per annum, which accrues on a daily basis, with the Fee Amount equal to zero on January 27, 2010 (the “Initial Trade Date”), and then increasing, on each subsequent calendar day, by an amount equal to: (0.85%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

The “Index Performance Ratio” will be calculated as follows:

    Index Ending Level

Index Starting Level

The “Index Starting Level” is 2745.93, the closing level of the Index on the Initial Trade Date.

Specific Terms of the Securities

The “Index Ending Level” will equal the closing level of the Index on the applicable Valuation Date.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early redemption or termination.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines from the Initial Trade Date relative to the Final Valuation Date or the applicable Valuation Date, as the case may be, or if the Index does not increase as of such date by an amount sufficient to offset the cumulative effect of the Fee Amount.

To receive at least your Principal Amount at maturity or upon early redemption or termination, the Index must increase by a certain amount to offset the reduction to the Redemption Amount caused by the Fee Amount.

Maturity Date

The Maturity Date will be January 30, 2040, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Trading Day before January 30, 2040 does not qualify as the Final Valuation Date as determined in accordance with “— Final Valuation Date” below, then the Maturity Date will be the third Trading Day following the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. The calculation agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Final Valuation Date

We currently expect the Final Valuation Date to be the Trading Day that falls on January 25, 2040, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the Final Valuation Date will be the first following Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than five Trading Days.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day commencing on January 29, 2010, provided that the Trading Day is also a Business Day, through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on any Trading Day. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

Specific Terms of the Securities

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

Redemption Dates

The applicable Redemption Date will be the fifth Trading Day following a Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The calculation agent may postpone the applicable Valuation Date — and therefore the applicable Redemption Date — if a market disruption event occurs or is continuing on a day that would otherwise be the applicable Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. In the event UBS exercises its Call Right (as defined below), the Valuation Date means the third Trading Day prior to the Call Settlement Date (as defined below). If an Early Termination Event occurs, the Valuation Date will be the Trading Day following the day of the Early Termination Event. If the calculation agent determines that a market disruption event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than five Trading Days. The Final Valuation Date will be January 25, 2040.

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than ten calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) that we may specify on or after January 31, 2011 through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call

Specific Terms of the Securities

Settlement Date. The calculation agent may postpone the applicable Valuation Date — and therefore the Call Settlement Date — if a market disruption event occurs and is continuing on a day that would otherwise be the applicable Valuation Date.

In the event we exercise our Call Right, references to payment upon early redemption also refer to payment upon our exercise of our Call Right. See “— Payment at Maturity or Upon Early Redemption” above. We discuss these matters in the attached prospectus under “Description of the Debt Securities We May Offer — Redemption and Payment.”

Early Termination Event

If the closing indicative value is at or below $5.00 per Security on or after January 31, 2011, UBS will redeem all, but not less than all, of the Securities for an amount in cash per Security equal to the Early Termination Amount. The Early Termination Amount will be paid to Security holders on the Early Termination Settlement Date. The Valuation Date for an Early Termination Event is the Trading Day following the day of the Early Termination Event.

The following example shows how the Index methodology could lead to an Early Termination Event. In the following example “gold futures price” means the COMEX gold active month contract. The hypothetical starting indicative value at the beginning of the period is $15.00.

	Beginning	Ending	Return
Index level	1,560.00
S&P 500 Total Return Index level:	1,080.00	626.40	(42.00%	)
Gold futures price:	$708.00	$417.72	(41.00%	)
Index level:		265.20	(83.00%	)

Hypothetical ending indicative value: $2.55

In this example, an Early Termination Event would have occurred, causing UBS to redeem all of the Securities on the Early Termination Settlement Date at the Early Termination Amount, which may be more or less than $2.55 per Security. Because the Early Termination Amount is calculated at the close of business on the Trading Day following the day of the Early Termination Event, the Early Termination Amount may be more or less than $5.00 per Security and may be zero (a total loss of your investment). The Early Termination Amount will not be less than zero.

Market Disruption Event

The calculation agent will determine the Index Ending Level on the applicable Valuation Date or the Final Valuation Date, as the case may be. If the level of the Index has declined, you will lose some or all of your investment. If the level of the Index has increased, it must have increased by an amount sufficient to offset the Fee Amount in order to receive a positive return on your Securities. As described above, the applicable Valuation Date or the Final Valuation Date, as the case may be, may be postponed and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the applicable Valuation Date or the Final Valuation Date, as the case may be, a market disruption event has occurred or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the determination of the Index Ending Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Ending Level on such date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than five Trading Days.

Specific Terms of the Securities

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

➢

suspension, absence or material limitation of trading in a material number of Index constituent stocks for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

➢

suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index constituent stocks in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

➢	the absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index;

➢

the settlement price of any exchange-traded futures contract included in the Index has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price;

➢	the Index is not published;

➢	the settlement price is not published for any individual exchange-traded futures contract included in the Index;

➢

the occurrence of any event on any day or any number of consecutive days as determined by the calculation agent in its sole and reasonable discretion that affects our currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in the Index; or

➢

in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” on page S-48.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market;

➢	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index constituents; or

➢	a decision to permanently discontinue trading in the option or futures contracts relating to gold.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index, any Index constituent stocks or gold are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Specific Terms of the Securities

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If

Specific Terms of the Securities

that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the applicable Valuation Date or the Final Valuation Date, as the case may be, then the default amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the Index Sponsor discontinues publication of the Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index Performance Ratio, Index Ending Level and the amount payable at maturity or upon early redemption or termination by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks, physical commodities, exchange-traded futures contracts on physical commodities or another index or indices, as applicable, and options, or another index, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that any Index constituents or the method of calculating the Index has been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the Index constituent stocks or of the gold futures contracts on the Index, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index constituent stocks or their issuers or the gold futures contracts, as applicable, or is due to any other reason — that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the performance of the Index, the Index Ending Level or the amount payable at maturity or upon early redemption or termination, then the calculation agent may make adjustments in the method of calculating the Index that it believes are appropriate to ensure that the Index Performance Ratio used to determine the amount payable on the Maturity Date or upon early redemption is equitable. All determinations and adjustments to be made by the calculation agent with respect to the performance of the Index, Index Ending Level, the amount payable at maturity or upon early redemption or termination or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

Specific Terms of the Securities

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption or termination will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

Trading Day means a day on which (i) the value of the Index is published by Bloomberg or Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the calculation agent in its sole discretion.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Maturity Date,” “— Redemption Date” and “— Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent for the Securities. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity or upon early redemption or termination, market disruption events, Trading Days, the default amount, the Early Termination Amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of

Specific Terms of the Securities

the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to (i) any over-allotment option we may grant to an agent and (ii) any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on the Index constituents or the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of Index constituents or other securities of issuers of the Index constituent stocks,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index constituents,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks or commodities, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of any of the Index constituents, listed or over-the-counter options or futures on the Index constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-12 for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements, and to the extent inconsistent replaces, the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person subject to alternative minimum tax,

➢	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX

Material U.S. Federal Income Tax Consequences

CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid forward contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Applicability of the Capital Gains Rate.    Long-term capital gain that is recognized by an investor in respect of a direct investment in gold (or in an entity that holds gold but is treated as a direct investment in gold since the entity is treated as a grantor trust and therefore disregarded for U.S. income tax purposes) is generally taxed at the 28% rate applicable to investments in “collectibles”. In addition, an investor in the futures contracts that comprise the Index would generally be subject to special mark to market rules under which 60% of any gain or loss would be long-term capital gain or loss and 40% of any gain or loss would be short-term capital gain or loss. We believe that the special tax rate applicable to collectibles should not apply to any gain that you recognize in respect of the Securities because the Securities should be treated as a derivative with respect to the performance of the Index and not as an ownership interest in gold or in an entity that holds gold. We likewise believe that the Securities should not be subject to the mark to market rules described above because the Securities should be treated as a derivative with respect to the performance of the Index and not as ownership of the futures contracts that comprise the Index. However, it is possible that the Internal Revenue Service (“IRS”) or a court could disagree, in which case it is possible that your Securities could be subject to the special tax rules applicable to collectibles or futures contracts.

Alternative Treatments.    The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Material U.S. Federal Income Tax Consequences

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption, termination or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption, termination or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” and “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

The IRS could also assert that you should be required to include in ordinary income an amount equal to any increase in the Index that is attributable to dividend income that is realized in respect of the components of the Index either over the term of the Securities as such dividends are treated as being reinvested in the Index or upon the exchange, redemption or maturity of your Securities. In addition, the IRS could assert that you should accrue an amount of interest income over the term of the Securities in excess of the amount of such dividends that are treated as being reinvested the Index.

It is also possible that the Securities could be treated as a series of forward contracts each of which matures on the next rebalancing date and/or roll date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing and/or roll date in return for new forward contracts that mature on the next rebalancing and/or roll date, and you would accordingly likely recognize capital gain or loss on each rebalancing and/or roll date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

In addition, the IRS could potentially assert that you should be required to treat amounts attributable to the Fee Amount as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly

Material U.S. Federal Income Tax Consequences

assert that (ii) some or all of the gain or loss that you recognize upon the exchange, redemption or maturity of your Securities should be treated as ordinary gain or loss or (ii) your Securities should be treated as a notional principal contract for tax purposes. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Medicare Tax.    For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include your net gains from the disposition of Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the Securities.

Information with Respect to Foreign Financial Assets.    Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions.    Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Backup Withholding and Information Reporting.    Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders.    If you are not a United States holder, you should not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. Under certain alternative U.S. federal income tax characterizations of the Securities, amounts attributable to the dividend component of the Index may be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty. It is also possible that the IRS could issue guidance that could cause certain payments made on the Securities to be subject to U.S. federal income tax withholding.

If you are a non-United States holder, you should consult your tax advisor about these risks and other potential U.S. federal income tax risks associated with owning the Securities.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the

Benefit Plan Investor Considerations

PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

We intend to sell a portion of the Securities on the Initial Trade Date for a price equal to 101% of their stated Principal Amount. Dealers purchasing as principal will receive a commission of 1 % of the stated Principal Amount of the Securities and we will receive net proceeds of 100% of their stated Principal Amount. In connection with that sale, our affiliate UBS Securities LLC will also pay an amount equal to 0.50% of the stated Principal Amount of Securities sold on the Initial Trade Date to UBS Financial Services Inc. for services in connection with the initial distribution.

Alternatively, following the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of the sale, at prices related to market prices or at negotiated prices. UBS will receive proceeds equal to 100% of the price at which Securities are sold to the public less any commission paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities. We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-48, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Fee Amount to UBS Securities LLC and certain broker- dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional

Supplemental Plan of Distribution

conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: E-TRACS Notice of Early Redemption, CUSIP No. 902641661

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Valuation Date: [            ]], 20[    ]

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[        ] Medium-Term Notes, Series A, Exchange Traded Access Securities due January 30, 2040, CUSIP No. 902641661, redeemable for a cash amount based on S&P 500 Gold Hedged Index (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify], with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to exercise the right to early redemption on any redemption date.)

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

UBS AG Exchange Traded Access Securities (E-TRACS) Linked to the S&P 500 Gold Hedged Index due January 30, 2040

UBS AG $100,000,000 E-TRACS

Amendment No. 1 dated January 11, 2012* to Prospectus Supplement dated January 27, 2010 (To Prospectus dated January 11, 2012)

UBS Investment Bank